EXHIBIT 99.1
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         MIDLAND STATES BANCORP, INC. AND CSB FINANCIAL GROUP, INC.
            ANNOUNCE THE SIGNING OF A DEFINITIVE MERGER AGREEMENT

        Effingham, Illinois and Centralia, Illinois (January 26, 2000) Midland States Bancorp, Inc. and CSB Financial Group, Inc. (OTC: CSBF
   - news) today jointly announced the signing of a definitive Merger Agreement providing for the acquisition by Midland States Bancorp of CSB Financial Group, the parent of Centralia Savings Bank, Centralia, Illinois.

        The definitive Merger Agreement, which was unanimously approved by the board of directors of each company, provides for Midland Bancorp's acquisition of CSB Financial Group by means of the merger of a wholly owned subsidiary of Midland Bancorp into CSB Financial Group. Upon the effectiveness of the proposed merger, holders of shares of CSB Financial Group common stock will have the right to receive cash in the amount of $16 per share, subject to downward adjustment under certain circumstances. The completion of the proposed acquisition is subject to, among other things, the obtaining of requisite regulatory approvals and the approval of stockholders of CSB Financial Group, and is expected to be completed during the second calendar quarter of 2000.

        Midland States Bancorp operates a community-oriented bank with offices in Effingham, Farina and Altamont, Illinois and has a pending acquisition in Greenville, Illinois. CSB Financial Group operates a community-oriented bank with offices in Centralia and Carlyle, Illinois.

        Contact:

   Midland States Bancorp, Inc.
   Randall J. Dempsey
   (217) 342-2141

        OR

   CSB Financial Group, Inc.
   K. Gary Reynolds
   (618) 532-1918